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                                                                   Exhibit 99.1



               American Home Products Statement On Pfizer Consent
                               Solicitation Filing



         Madison, N.J., December 16, 1999 - In response to Pfizer's announcement earlier today that it has filed consent solicitation materials with the SEC seeking removal and replacement of Warner Lambert's Board of Directors, American Home Products Corporation (NYSE: AHP) issued the following statement:

         "Warner-Lambert's Board, with nine independent directors out of 10, has created more than $50 billion of value for Warner-Lambert's shareholders in the last five years. Pfizer's outrageous and self-serving attempt to remove this experienced and successful board and install their own hand-picked representatives (who are being fully indemnified and supported by Pfizer) is hardly in the best interests of Warner-Lambert shareholders. After six weeks of posturing, Pfizer has still not made an offer to Warner-Lambert shareholders -- only a highly conditional proposal that cannot be completed on its terms.

         As to Pfizer's arguments that the Warner-Lambert Board is blocking its shareholders from a Pfizer "offer," nothing could be further from the truth. Among other things, Warner-Lambert shareholders will have the opportunity to vote "yes" or "no" on the AmericanWarner transaction. In addition, the supposedly "egregious" termination fee and cross-option provisions in the AmericanWarner merger agreement are customary in stock-for-stock mergers as we believe the Delaware court will soon decide. A 2.5% termination fee is well within the range sanctioned by the Delaware courts. Moreover, it should be pointed out that four of Pfizer's own directors - in their capacity as directors of other companies - have approved similar merger agreements containing cross options or other merger-related options.

         After many months of careful deliberation, Warner-Lambert's Board has chosen to pursue a merger-of-equals with AHP to create AmericanWarner, a new world leader in pharmaceuticals, consumer health products and biotechnology, with the best pipeline in the industry and outstanding potential for long-term growth and profitability. Based on AHP's promising growth prospects and the spectacular fit with Warner-Lambert, we believe the AmericanWarner shares to be received by Warner-Lambert shareholders in the merger will deserve a multiple at or above the pharmaceutical industry average. Pfizer -- on the other hand and thanks largely to Warner-Lambert's Lipitor -- has enjoyed the highest multiple in the industry -- and many analysts believe it is likely to decline.

         American Home Products remains committed to our powerful strategic merger with Warner-Lambert, which we are convinced will create enormous near and long-term value for the shareholders of both companies."



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         American Home Products Corporation may be deemed to be a participant in a solicitation in opposition to Pfizer's consent solicitation of Warner-Lambert's shareholders.

         American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products, and animal health care.

         Statements made in this press release that state "we will," "we expect," or otherwise state the companies' predictions for the future are forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's annual report on Form 10-K for the year ended December 31, 1998 filed with the U.S. Securities and Exchange Commission. For a copy of these filings, call the media contact listed on this press release.

          CONTACT: Media: Lowell B. Weiner (973) 660-5013. Investor: Thomas G. Cavanagh (973) 660-5706.